EXBHIBIT 4.02

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “Agreement” or the “Employment Agreement”) is made as of the 27th day of May, 2014, between TRANS-LUX CORPORATION, a Delaware corporation (the “Company”), and DAVID PAVLIK (the “Employee”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Employee as the President of the TL Energy division of the Company (“TL Energy”).

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.

Employment Period.

The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for an initial term of two (2) years (the “Term”) commencing on May 28, 2014 (the “Effective Date”).  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 below.  The period of time between the commencement and the termination of the Employee’s employment (including the expiration of this Agreement) hereunder shall be referred to herein as the “Employment Period.”  In the event the Employee remains or continues in the employ of the Company after the Term, such employment, in the absence of a further written agreement signed by both parties hereto, shall be on an at-will basis.  Upon expiration of the Term or the earlier termination of Employee in accordance with Section 5 below, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided herein.

2.

Duties and Status.

2.1. Position. The Company hereby engages the Employee as the President (“President”) of TL Energy on the terms and conditions set forth in this Agreement.  During the Employment Period, the Employee shall assume management responsibility and authority over all operating functions of TL Energy and, subject to the supervision of the President and CEO of the Company (“CEO”), shall be responsible for: (i) management of the day-to-day operations of TL Energy in a manner consistent with its best interests; (ii) execution of agreements and contracts on behalf of TL Energy in accordance with its certificate of incorporation and by-laws; (iii) the administration of the business of TL Energy; and (iv) the exercise of such powers and the performance such duties as shall be consistent with the Employee’s position as President of TL Energy and as may from time to time be assigned and directed by the CEO.  The Employee shall keep the CEO informed of the affairs of TL Energy.  The Employee agrees to devote all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement and render his services exclusively to TL Energy.

2.2. Standard of Care. The Employee agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

3.

Compensation and Benefits.

3.1. Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $125,000 per annum (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.  The amount of the Base Salary shall be increased to $150,000 as of August 1, 2014, and thereafter shall additionally be reviewed by the CEO (and the Compensation Committee of the Board) each year and may be increased during the Employment Period in the Company’s sole discretion.

3.2. Net Profit Bonus. On account of each of fiscal years 2014 and 2015, the Employee shall be granted restricted shares of the Company’s common stock, par value $0.001 per share (the “Bonus Shares”) in an amount equal to ten thousand (10,000) Bonus Shares per each one million dollars ($1,000,000) of Net Profit Earnings (as hereinafter defined) (the “Net Profit Bonus”) for such fiscal year, in each case in the form of the restricted stock agreement attached hereto as Exhibit B and subject to the approval by the Board or the Compensation Committee of the Board.  The Bonus Shares covered by such restricted stock agreement shall be represented by certificates registered in the name of the Employee bearing a legend referring to the restrictions on transferability of the shares of Bonus Shares pursuant to this Agreement or any other restrictions that Board of Directors of the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Bonus Shares are then listed or quoted. As used herein, “Net Profit Earnings” for any fiscal year shall mean the total value of sales by TL Energy during such fiscal year, as determined utilizing generally accepted accounting principles in the United States (“GAAP”), after deduction for special engineering, sales commission, installation charges, shipping and handling charges, and taxes.  Net Profit Earnings shall be paid out within forty-five (45) days of the end of each applicable fiscal year.  The definition of “Net Profit Bonus” as set forth in this Section 3.2 shall be used throughout this Agreement.

0.1. Benefits.  During the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans of the Company in effect during the Employment Period which are generally available to employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans.  Such benefits include the life insurance plan benefit, the short term disability plan benefit and the long term disability plan benefit, in each case fully paid by the Company on behalf of the Employee.  If, during the course of this Agreement, short term disability benefits, long term disability benefits and/or life insurance benefits are made available to executive employees at a level greater that what was available at the commencement of this Agreement, those more favorable benefits will be made to Employee for the duration of the Agreement.

3.3. Vacation.  During the Employment Period, the Executive shall be entitled to twenty (20) days of paid vacation each year, to be granted in accordance with the Company’s vacation policy in effect from time to time.

3.5. Business Expenses.  During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with Company policies.

4.

 Equity Participation.

4.1. Restricted Stock.  The Company shall grant to Employee on the Effective Date 50,000 shares of the Company’s common stock, par value $0.001 per share (the “Restricted Stock”), pursuant to a restricted stock agreement substantially in the form of Exhibit B hereto, subject to the approval by the Board or the Compensation Committee of the Board (the “Restricted Stock Agreement”).  The Restricted Stock covered by the Restricted Stock Agreement shall be represented by certificates registered in the name of the Employee bearing a legend referring to the restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that Board of Directors of the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Restricted Stock then listed or quoted.

5.

Termination of Employment.

5.1. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause in accordance with Section 8. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i) gross negligence or willful misconduct in connection with the Employee’s performance of material duties hereunder;

(ii) a default in the performance of his material duties hereunder as determined by the CEO or the Board, or the willful failure or willful nonfeasance by the Employee to substantially perform his duties hereunder; provided that with respect to this clause (ii), the Company must first notify the Employee, in writing, stating with reasonable specificity, the grounds for Cause and, if the Company’s deems that such default is curable, allow the Employee fifteen (15) days after the date of the Company’s notice to substantially cure;

(iii) willful conduct in bad faith against the best interests of the Company or any of its affiliates, which conduct could reasonably have a material and adverse impact to the Company or any of its affiliates;

(iv) any violation of a material policy of the Company and/or Employee’s willful unauthorized disclosure of Confidential Information (as hereinafter defined);

(v) any material failure by the Employee to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Period;

(vi) a conviction with respect to a charge of commission of a felony or a crime of moral turpitude; or

(vii) the commission of a material act of embezzlement or conversion of funds of the Company or its affiliates.

5.2. Good Reason The Employee may voluntarily terminate his employment hereunder for any reason, including Good Reason in accordance with Section 8.  For purposes of this Agreement, “Good Reason” shall mean:

(i) a material breach of this Agreement by the Company; or

(ii) a material adverse change to the Employee’s powers, authorities, and responsibilities without his consent.

5.3. Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee.  The Employment Period may be terminated by the Company if, in the reasonable judgment of the Board, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or permanent impairment or that can be expected to last for a period of either (i) three (3) or more consecutive months from the first date of the Employee’s absence due to the disability; or (ii) nine (9) months during any twelve (12) month period (a “Disability”).  If the Employment Period is terminated by reason of Disability of the Employee, the Company shall give thirty (30) days’ advance written notice to that effect to the Employee.

6.

Compensation Upon Termination.

In consideration of the benefits set forth herein and the Employee’s compliance with the confidentiality, non-solicitation, non-compete and other provisions set forth in Section 7 below and in the Confidentiality Agreement (as hereinafter defined), upon termination of the Employee’s employment with the Company, the Employee shall only be entitled to the following compensation:

6.1. For Good Reason. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of the Employee’s voluntary resignation for Good Reason, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive:

(i) any unpaid Base Salary, any unpaid Net Profit Bonus owing to Employee, and other benefits, in each case earned through the Termination Date; and

(ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.

The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

6.2. Termination Due to Death.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s death, neither the Employee’s beneficiaries nor estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, any unpaid Net Profit Bonus owing to Employee, and other benefits provided for in Section 3, in each case earned through the Termination Date;  and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

6.3. Termination Due to Disability.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, any unpaid Net Profit Bonus owing to Employee, and other benefits provided for in Section 3, in each case earned through the Termination Date; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

6.4. Other Termination Including For Cause or Resignation Without Good Reason.  In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of a voluntary resignation/termination by the Employee other than for Good Reason or by the Company for Cause, or if this Agreement expires by its terms, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid Base Salary, any unpaid Net Profit Bonus owing to Employee, and other benefits provided for in Section 3, in each case earned through the Termination Date; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.  No termination under this provision shall limit the Company’s rights under this Agreement at law or in equity.  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

6.5. Withholding of Taxes.  All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6.6. Return of Records.  Upon any termination of employment, whether automatic, voluntary or involuntary, upon the expiration of the Employment Period, or upon the Company’s request at any time, the Employee shall immediately return to the Company all equipment (including but not limited to any phones and computers), documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company or its affiliates, including notebooks, correspondence, memos, drawings or diagrams, plans, records, physical files, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

7.

Restrictive Covenants.

7.1. Non-Disparagement.  During the Employment Period and at all times thereafter, neither the Company nor the Employee shall defame, disparage, make negative statements about or act in any manner that is intended to or does damage the goodwill, business or personal reputations of any of the Employee, on the one hand, and the Company and its affiliates, on the other, and their respective shareholders, members, partners, officers, directors, managers, and employees.  This Section 7.1 shall not prohibit the Company or the Employee from responding to any government or administrative inquiries or otherwise cooperating with any governmental, administrative or judicial investigations.

7.2. Confidentiality.  The Employee agrees that during his employment with the Company, the Employee will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, trade secrets, methods, models, passwords, login account information, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, information about or received from clients and other companies with which the Company does business and information (personal, proprietary or otherwise) the Employee learned about any officer, director, shareholder of the Company or any of its affiliates.  The foregoing, together with the information referred to in the Confidentiality Agreement (as hereinafter defined) as confidential information, shall be collectively referred to as “Confidential Information.”  Such Confidential Information is not readily available to the public and accordingly, the Employee agrees that, except as may be required by applicable law, the Employee will not at any time, whether during his employment with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for the Employee’s own benefit, or for the benefit of third parties.  In addition to the other provisions set forth in this Section 7.2, the Employee shall execute the Confidentiality and Proprietary Rights

Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”) simultaneously with his execution of this Employment Agreement.

7.3. Non-Solicitation.  The Employee agrees that during the Employment Period and, (A) with respect to clause 7.3(i) below, for a period of one (1) year following the Termination Date (as defined below), and (B) with respect to clause 7.3(ii) below, for a period of two (2) years following the Termination Date, the Employee shall not, directly or indirectly, individually or acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal, agent or otherwise of any person:

(i) recruit, solicit or induce, or attempt to induce, any employee or consultant of the Company or its affiliates, or anyone who was an employee or consultant during the twelve (12) month period prior to the Termination Date, to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, provided that this paragraph shall not apply in the case that any employee or consultant of the Company responded to a general advertisement or became affiliated with Employee through other means not within Employee’s control;

(ii) solicit, divert or take away, or attempt to divert or to take away any of (a) the clients, customers or accounts, or creditors or suppliers, of the Company or its affiliates who have done business with the Company or its affiliates during the twenty-four (24) month period prior to the Termination Date or (b) the prospective clients, customers or accounts, or creditors or suppliers, of the Company or its affiliates that became known to Employee by virtue of his relationship with the Company or to whom the Employee solicited business of any kind on behalf of the Company or its affiliates.

7.4. Non-Compete.  For a period of two (2) years commencing on the Effective Date (the “Restricted Period”), Employee shall not, directly or indirectly, (i) engage in or assist others in engaging in any Prohibited Activity in the United States of America (the “Territory”); (ii) have an interest in any person or entity that engages directly or indirectly in any Prohibited Activity in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company’s or any of its affiliates’ businesses (including any existing or former client or customer of Company or its affiliates and any person or entity that becomes a client or customer of the Company’s or any of its affiliates’ businesses after the Effective Date), or any other person or entity who has a material business relationship with the Company’s or any of its affiliates’ businesses, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Company is not a controlling person or entity of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.  For the purposes hereof, “Prohibited Activity” shall mean any activity in which the Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer or any other similar capacity (whether paid or unpaid) to an entity engaged in the same or similar business as the Company or TL Energy or any of their respective affiliates, including those engaged in the business of manufacturing or selling LED lighting technology products or LED lighting retrofit or conversion kits, or offering consulting, auditing or other similar services with respect to LED lighting . Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

7.5. Enforcement.  The Employee acknowledges and agrees that the provisions of this Agreement, including all of this Section 7, and the terms of the Confidentiality Agreement are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, including Section 7, or of the Confidentiality Agreement, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement or the Confidentiality Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

7.6. Specific Acknowledgement of this Section 7. Employee acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate interests of Company and its affiliates and constitute a material inducement to Company to enter into this Agreement. In the event that any covenant contained in this Section 7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.

Method of Termination.

8.1. Notice of Termination.  Employee and the Company shall deliver a Notice of Termination if either wishes to effect a termination of Employee’s employment.  For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth a brief description of the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.  Any termination by the Company or by Employee of Employee’s employment shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, no termination of employment shall be effective without such Notice of Termination.

8.2. Termination Date.  For purposes of this Agreement, “Termination Date” means in the case of Employee’s death, his date of death, or in all other cases, the date specified in the Notice of Termination, subject to the following:

(i) If Employee’s employment is terminated by the Company for Cause, the date of the Notice of Termination;

(ii) If Employee’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination which shall be no earlier than the date Employee is determined to be Disabled as defined in Section 6.3;

(iii) If Employee’s employment is terminated by Employee with or without Good Reason, the date specified in the Notice of Termination, which shall be thirty (30) days from the date the Notice of Termination is given to the Company; provided, however, that the Company may waive such thirty (30) days’ notice and deem such termination by Employee effective immediately; or

(iv) If Employee’s employment is terminated pursuant to expiration of this Agreement, upon written notice from the Company at least ninety days prior to the last day of the applicable term during the Employment Period, the Termination Date shall be the last day of the applicable term during the Employment Period, and no additional notice shall be required.

9.

Tax Considerations.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.   Each payment made to Employee pursuant to Section 6 shall be treated as a separate payment for purposes of Section 409A .  Notwithstanding any provision to the contrary in this Agreement, to the extent that the Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Section 409A, or (B) the date of the Executive’s death (the “ Delay Period ”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

10.

Representations.

Employee represents and warrants that the Employee is not subject to a contract or restrictive covenant that would preclude the Employee from performing under this Agreement as of the Effective Date.

11.

Indemnification.

The Company shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case, by reason of or relating to his being or having been an employee, officer, or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law or excluded from coverage under the Company’s applicable insurance policies.  Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such settlements are agreed to in advance in writing by the Company.  The foregoing indemnification obligation is independent of any similar obligation provided by the Company’s certificate of incorporation or by-laws, and shall apply with respect to any matters attributable to his employment under this Agreement, without regard to when asserted.  Notwithstanding the foregoing, the indemnification provisions of the Company’s by-laws shall control to the extent an indemnification claim is initially deemed excluded from coverage under the Company’s applicable insurance policy until a final judgment shall have been issued, pursuant to which the applicable insurer can make a final determination as to coverage under the applicable policy.

12.

Notices.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

Trans-Lux Corporation950 Third Avenue, Suite 2804

New York, NY 10022

Attn:  President and CEO

with a cc to: General Counsel

If to Employee:

David Pavlik

At the address maintained from time to time in the Company’s files.

Each party may change its address by written notice in accordance with this Section 12.

13.       Governing Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

14.

Successors and Assigns.

At Company’s sole and absolute discretion, this Agreement may be binding upon Company’s successors and assigns and Company may require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession or assignment had taken place.  The term “Company” as used herein includes such successors and assigns.  The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise.  This Agreement, with respect to Employee, is for personal services, and is therefore not assignable.

15.

Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

16.

Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TRANS-LUX CORPORATION

By: _/s/ J.M. Allain____________________

Name:

J.M. Allain

Title:

President and CEO

_/s/ David Pavlik__________________

David Pavlik

EXHIBIT A

Confidentiality and Proprietary Rights Agreement

This Employee Confidentiality and Proprietary Rights Agreement ("Agreement") is entered into by and between TRANS-LUX CORPORATION, a Delaware Corporation (the "Employer") on behalf of itself, its subsidiaries and other corporate affiliates (collectively referred to herein as the "Employer Group"), and DAVID PAVLIK (the "Employee") (the Employer and the Employee are collectively referred to herein as the "Parties") as of May 27, 2014 (the "Effective Date").

In consideration of the Employee's employment by the Employer, which the Employee acknowledges to be good and valuable consideration for his/her obligations hereunder, the Employer and the Employee hereby agree as follows:

1. Confidentiality and Security.

(a) Confidential Information

The Employee understands and acknowledges that during the course of employment by the Employer, he/she will have access to and learn about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and the Employer's ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by him/her in the course of his/her employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(b) Disclosure and Use Restrictions

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Employee's authorized employment duties to the Employer and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared and with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of the Employee's authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group. In addition, this Section does not, in any way, restrict or impede the Employee from discussing the terms and conditions of his/her employment with co-workers or union representatives, exercising his/her rights under Section 7 of the National Labor Relations Act, exercising protected rights to the extent that such rights cannot be waived by agreement, or disclosing information as required by law.

(c) Duration of Confidentiality Obligations

The Employee understands and acknowledges that his/her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he/she begins employment by the Employer) and shall continue during and after his/her employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

2. Proprietary Rights.

(a) Work Product

The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Employee individually or jointly with others during the period of his/her employment by the Employer and relating in any way to the business or contemplated business, research or development of the Employer (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefore, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Employer.

For purposes of this Agreement, Work Product includes, but is not limited to, Employer Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b) Work Made for Hire; Assignment

The Employee acknowledges that, by reason of being employed by the Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Employer. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Employer's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Employer would have had in the absence of this Agreement.

(c) Further Assurances; Power of Attorney

During and after his/her employment, the Employee agrees to reasonably cooperate with the Employer to (i) apply for, obtain, perfect and transfer to the Employer the Work Product as well as an Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer power of attorney to execute and deliver any such documents on the Employee's behalf in his/her name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer's request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Employee's subsequent incapacity.

(d) Moral Rights

To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" with respect to all Work Product and all Intellectual Property Rights therein.

(e) No License

The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him/her by the Employer.

3. Security.

(a) Security and Access

The Employee agrees and covenants (i) to comply with all Employer Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Employer Group intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Employer Group facilities, IT resources and communication technologies ("Facilities Information Technology and Access Resources"); (ii) not to access or use any Facilities Information Technology and Access Resources except as authorized by Employer; and (iii) not to access or use any Facilities Information Technology and Access Resources in any manner after the termination of the Employee's employment by the Employer, whether termination is voluntary or involuntary. The Employee agrees to notify the Employer promptly in the event he/she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities Information Technology and Access Resources or other Employer Group property or materials by others.

(b) Exit Obligations

Upon (i) voluntary or involuntary termination of the Employee's employment or (ii) the Employer's request at any time during the Employee's employment, the Employee shall (a) provide or return to the Employer any and all Employer Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smart-phones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Employer Group documents and materials belonging to the Employer and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Employer Group or any of its business associates or created by the Employee in connection with his/her employment by the Employer; and (b) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in the Employee's possession or control, including those stored on any non-Employer Group devices, networks, storage locations and media in the Employee's possession or control.

4. Publicity. Employee hereby consents to any and all uses and displays, by the Employer Group and its agents, of the Employee's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his/her employment by the Employer, for all legitimate business purposes of the Employer Group ("Permitted Uses"). Employee hereby forever releases the Employer Group and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his/her employment by the Employer, in connection with any Permitted Use.

5. Non-Disparagement. The Employee agrees and covenants that he/she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employer Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not, in any way, restrict or impede the Employee from exercising his/her rights under Section 7 of the National Labor Relations Act or protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

6. Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by him/her to the Employer are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Employer's industry, methods of doing business and marketing strategies by virtue of the Employee's employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Employee further acknowledges that the amount of his/her compensation reflects, in part, his/her obligations and the Employer's rights under this Agreement; that he/she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he/she will not be subject to undue hardship by reason of his/her full compliance with the terms and conditions of this Agreement or the Employer's enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8. Successors and Assigns.

(a) Assignment by the Employer

The Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

(b) No Assignment by the Employee

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

9. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this agreement shall be, at Employer’s option, submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Arbitration Association of America and shall be conducted consistent with the rules, regulations and requirements thereof. Any arbitral award determination shall be final and binding upon the Parties.

10. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of New York, county of New York.  The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer of the Employer (other than the Employee). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

TRANS-LUX CORPORATION
By_/s/ J.M. Allain______________ Name: J.M. Allain Title: President and Chief Executive Officer
DAVID PAVLIK
Signature: _/s/ David Pavlik________

EXHIBIT B

See attached Form of Restricted Stock Agreement

TRANS-LUX CORPORATION

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) dated May 27, 2014 is made by and between Trans-Lux Corporation, a Delaware corporation (the “Company”), and David Pavlik (the “Grantee”).

WHEREAS, the Grantee and the Company have entered into that certain Employment Agreement dated as of May 27, 2014 (the “Employment Agreement”); and

WHEREAS, pursuant to the terms of the Employment Agreement and by authorization by the Board of Directors of the Company at a meeting held on March 17, 2014 the Company has agreed to issue shares of restricted stock of the Company to the Grantee as part of Grantee’s compensation package.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.

Issuance of Restricted Stock.  The Company hereby grants to Grantee as of May 28, 2014 (the “Grant Date”) 50,000 shares of the Company’s common stock, par value $0.001 per share (the “Restricted Stock”), subject to the following terms, conditions, limitations and restrictions contained in this Agreement.  The Restricted Stock covered by this Agreement shall be fully paid and nonassessable and shall be represented by certificates registered in the name of the Grantee bearing a legend referring to the restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that Board of Directors of the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Restricted Stock then listed or quoted.  Grantee agrees and acknowledges that, upon the issuance of the Restricted Stock, all of the Company’s payment obligations with respect to the Outstanding Fees shall have been fulfilled and the Grantee shall no longer be entitled to any further payment with respect to the Outstanding Fees.

2.

Restrictions on Transfer of Restricted Stock.  The Restricted Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested and nonforfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Restricted Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution.  Any purported transfer, encumbrance or other disposition of the Restricted Stock covered by this Agreement that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock covered by this Agreement.  Notwithstanding the foregoing, all transfers of Restricted Stock granted hereunder must be consummated in accordance with all rules, regulations and other requirements of the Securities and Exchange Commission and all applicable federal and state securities and other laws.

3.

Vesting of Restricted Stock.  The Restricted Stock covered by this Agreement shall become vested and nonforfeitable as of June 30, 2014.

4.   Dividend, Voting and Other Rights.  The Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock covered by this Agreement, including the right to vote such Restricted Stock and receive any dividends that may be paid thereon.  Any additional stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Stock covered by this Agreement.

5.

Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Restricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

6.

Retention of Share Certificates by Company.  The certificates representing the Restricted Stock covered by this Agreement shall be held in custody by the Company or its transfer agent until such shares have become vested in accordance with Section 3 hereof.

7.

Adjustments.  The Company shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Company may determine to be equitably required to prevent any dilution or enlargement of the Grantee’s rights under this Agreement that would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.

8.

Withholding Taxes. Upon the vesting of any portion of the Restricted Stock, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such vesting.  The Company’s obligation to deliver the Restricted Stock shall be subject to such payment.  The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any Federal, state, local or foreign withholding taxes due with respect to such vesting.  Subject to (i) the Company’s right to disapprove any such election and require the Grantee to pay the required withholding tax in cash, (ii) any applicable Company policies, and (iii) all applicable laws, the Grantee may elect to pay the required withholding tax in shares of Restricted Stock to be received upon vesting.  Any such election shall be irrevocable, made in writing, and signed by the Grantee.  Shares of Restricted Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Restricted Stock are valued for purposes of determining the required withholding taxes.  The Company makes no representation or commitment that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement. 11.The Grantee shall notify the Company within ten (10) days after any election made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).  THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY AN ELECTION UNDER SECTION 83(B) OF THE CODE, IN THE EVENT THAT THE GRANTEE DESIRES TO MAKE SUCH ELECTION.

9.

No Employment Rights.  The adoption and maintenance of this Agreement shall not be deemed to be a contract of employment or service between the Company and any person.

10  Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.

Amendments.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  Any term or provision of this Agreement may be amended or supplemented at any time by the mutual written consent of the parties hereto.  Notwithstanding the foregoing, this Agreement may be amended from time to time, without the consent of the Grantee, as may be necessary or appropriate to comply with the provisions of Section 409A of the Code and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder.

12.

Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

13.

Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

14.

Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRANS-LUX CORPORATION

By:	/s/ J.M. Allain
	Name:	J.M. Allain
	Title:	President and Chief Executive Officer

GRANTEE

By:	/s/ David Pavlik
	Name:	David Pavlik
	Title:	President of TL Energy